Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

FCStone Group, Inc.:

We consent to the use of our report dated November 28, 2006, with respect to the consolidated statements of financial condition of FCStone Group, Inc. as of August 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 2006, and all related financial statement schedules, which report is included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa

February 1, 2007